Exhibit 23.5

CONSENT OF INDEPENDENT CERTIFIED PUBLIC

ACCOUNTANTS

We have issued our report dated September 11, 2007, accompanying the financial statements of Oilfield Bearing Industries, Inc., as of December 31, 2006 and 2005 and for each of the three years in the period ended December 31, 2006 contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts”.

/s/ Grant Thornton LLP

Houston, Texas

October 16, 2007